Exhibit 99.1


K-TRON INTERNATIONAL, INC.
Routes 55 & 553, PO Box 888
Pitman, NJ 08071-0888
(856) 589-0500                                             FAX (856) 582-7968
www.ktron.com
E-mail: ktii@ktron.com



For Release:      Immediately

Contact:        Ronald Remick, Senior Vice President and Chief Financial Officer
                 Tel: (856) 256-3311          E-mail: remick@ktron.com


             K-TRON REPORTS $ 0.36 PER SHARE THIRD QUARTER EARNINGS

Pitman, New Jersey - - October 16, 2003 - - K-Tron International, Inc. (NASDAQ-KTII) today reported third quarter 2003 net income of $0.910 million, or $0.36 per share (diluted), on revenues of $22.16 million compared to net income of $0.836 million, or $0.34 per share (diluted), on revenues of $16.91 million for the same period in 2002.

For the first nine months of 2003, K-Tron reported net income of $2.610 million, or $1.05 per share (diluted), on revenues of $68.22 million compared to $2.401 million, or $0.97 per share (diluted), on revenues of $50.56 million for the same period in 2002.

In announcing the above results, the Company pointed out that if the average foreign currency exchange rates for the third quarter and first nine months of 2002 were applied to the same periods in 2003, the Company's revenues would have increased approximately 28 percent for the third quarter of 2003 instead of 31 percent and would have increased approximately 27 percent for the first nine months of 2003 instead of 35 percent, in each case compared to the numbers reported for the same periods in 2002, and its net income and earnings per share for the first nine months of 2003 (but not the third quarter) would have been lower than reported. This is due to a significantly weaker U.S. dollar in the first nine months of 2003 compared to the same period in 2002 against the Swiss franc, the euro and other relevant foreign currencies.

Commenting on the Company's results, K-Tron Chairman and Chief Executive Officer Edward B. Cloues, II said, "K-Tron turned in another good performance in the third quarter, despite continued sluggishness in capital equipment spending affecting nearly all of the major industrial markets that we serve. Net income was up almost nine percent over last year's third quarter, while earnings per share increased approximately six percent. For the first nine months of 2003, both net income and earnings per share were up between eight and nine percent compared to the same period in 2002. So far this year, the key to our success has been our January 2, 2003 acquisition of Pennsylvania Crusher Corporation. While Penn Crusher's 2003 results have been somewhat impacted by weaker than normal spending for its size reduction equipment by electric utilities, its revenues and still solid profitability during the first three quarters have more than offset the lower revenues and profits in the feeder and pneumatic conveying parts of our material handling business."

In addition to his comments on operating results, Mr. Cloues noted that K-Tron had reduced its worldwide debt by $1.55 million in the third quarter, from $31.22 million to $29.67 million, while at the same time improving its cash position by $660 thousand from $5.95 million to $6.61 million. Foreign exchange was not a significant factor in either of these changes.

K-Tron International, Inc. and its subsidiaries design, produce, market and service material handling equipment and systems for a wide variety of industrial markets. The Company has manufacturing facilities in the United States, Switzerland, the United Kingdom and Canada, and its equipment is sold throughout the world.

                                    * * * * *

                            (Financial Data Follows)




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


                    K-TRON INTERNATIONAL, INC. & SUBSIDIARIES
                                FINANCIAL SUMMARY
                                   (Unaudited)
                    (Dollars in thousands, except share data)

                                                     Three Months Ended                         Nine Months Ended
                                                     ------------------                         ------------------
                                              September 27,           September 28,        September 27,        September 28,
                                                  2003                    2002                  2003                 2002
                                                  ----                    ----                  ----                 ----
Revenues                                        $22,158                 $16,905               $68,217              $50,560
                                                =======                 =======               =======              =======

Operating income                                 $1,794                  $1,276                $4,937               $3,761

Interest expense                                    429                     104                 1,209                 406
                                                -------                 -------               -------              -------

Income before income taxes                        1,365                   1,172                 3,728                3,355

Income taxes                                        455                     336                 1,118                  954
                                                -------                 -------               -------              -------

Net income                                        $ 910                   $ 836                $2,610               $2,401
                                                =======                 =======               =======              =======

Basic earnings per share                         $ 0.37                  $ 0.34                $ 1.07               $ 0.99
                                                =======                 =======               =======              =======

Diluted earnings per share                       $ 0.36                  $ 0.34                $ 1.05               $ 0.97
                                                =======                 =======               =======              =======

Average number of common                      2,439,000               2,432,000             2,434,000            2,432,000
   shares outstanding (basic)                 =========               =========             =========            =========


Average number of common                      2,508,000               2,468,000             2,494,000            2,463,000
  & common equivalent                         =========               =========             =========            =========
  shares outstanding (diluted)



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